Exhibit 99.1

Hemisphere Media Group Announces Second Quarter 2015 Financial Results; Affirms Full-Year Financial Guidance

MIAMI — (August 11, 2015) — Hemisphere Media Group, Inc. (NASDAQ:HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America, today announced financial results for the second quarter ended June 30, 2015.

Alan Sokol, CEO of Hemisphere, stated, “Hemisphere delivered double-digit growth in net revenues and EBITDA in the second quarter.  Despite the extremely challenging economic environment in Puerto Rico, we significantly expanded WAPA’s market share year-over-year, and achieved exceptional advertising revenue growth, as well as robust retransmission fee growth.  Additionally, we continue to experience meaningful subscriber growth at our cable networks, in stark contrast to the trend of general market U.S. cable networks. We recently converted Cinelatino to an ad supported network, and we are excited about the opportunity this presents.”

On April 1, 2014, Hemisphere closed on the acquisition of three Spanish-language television networks—Pasiones, Centroamerica TV and Television Dominicana (the “Acquired Cable Networks”).  Results of the Acquired Cable Networks are included in the Company’s condensed consolidated statements of operations from the acquisition date.  The Company’s results for the three months ended June 30, 2015 are comparable with the prior year period, however, the comparability of the Company’s results are affected for the six months ended June 30, 2015.

Net revenues for the three months ended June 30, 2015 were $32.6 million, an increase of 12%, compared to net revenues of $29.1 million for the same period in 2014. Net revenues for the six months ended June 30, 2015 were $62.1 million, an increase of 24%, compared to net revenues of $50.0 million for the same period in 2014. These increases, in both the three and six month periods, were driven by growth in advertising revenues and subscriber and retransmission fees across all of the Company’s networks.  The increase for the six months ended June 30, 2015 was also due to the inclusion of the Acquired Cable Networks, which were not included in the prior year’s first quarter.

Operating expenses were $23.8 million for the three months ended June 30, 2015, an increase of 6% from operating expenses of $22.4 million for the comparable period in 2014.  Operating expenses were $46.3 million for the six months ended June 30, 2015, an increase of 16% from operating expenses of $39.7 million in the year ago period. The increases, in both the three and six month periods, were due to the Company’s investment in programing at the Acquired Cable Networks, as well as continued growth in infrastructure to support the Company’s expansion. The increase for the six months ended June 30, 2015, was also due to the inclusion of the Acquired Cable Networks, which were not included in the prior year’s first quarter.

Net income was $3.4 million for the three months ended June 30, 2015, a decrease of $1.9 million compared to net income of $5.3 million for the same period in 2014. Net income was $5.9 million for the six months ended June 30, 2015, an increase of $0.3 million compared to $5.6 million for the same period in 2014. The net income for the three and six months ended June 30, 2014, benefited from the reversal of a $2.5 million valuation allowance related to foreign tax credits, which reduced income tax expense in the periods.

Adjusted EBITDA was $14.7 million for the three months ended June 30, 2015, an increase of $1.5 million, or 12%, compared to $13.2 million for the same period in 2014. Adjusted EBITDA was $27.5 million for the six months ended June 30, 2015, an increase of $6.3 million, or 30%, compared to $21.2 million for the same period in 2014. These increases, in both the three and six month periods, were due to growth in advertising revenues and subscriber and retransmission fees.  The increase for the six month period was also due to the inclusion of the Acquired Cable Networks which were not included in the prior year’s first quarter.

The following tables set forth the Company’s financial performance for the three and six months ended June 30, 2015 and 2014 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net revenues	$32,618	$29,055	$62,089	$50,006
Operating Expenses:
Cost of revenues	9,908	9,292	19,360	16,890
Selling, general and administrative	9,325	8,241	17,909	15,122
Depreciation and amortization	4,265	4,832	8,646	7,410
Other expenses	306	62	306	311
Loss on disposition of assets	34	16	31	14
Total operating expenses	23,838	22,443	46,252	39,747

Operating income	8,780	6,612	15,837	10,259

Other Expenses:
Interest expense, net	(3,008)	(2,936)	(5,991)	(5,843)

Income before income taxes	5,772	3,676	9,846	4,416

Income tax (expense) benefit	(2,341)	1,642	(3,952)	1,150
Net income	$3,431	$5,318	$5,894	$5,566

Reconciliation of net income to Adjusted EBITDA:
Net income	$3,431	$5,318	$5,894	$5,566
Add (deduct):
Income tax expense (benefit)	2,341	(1,642)	3,952	(1,150)
Interest expense, net	3,008	2,936	5,991	5,843
Loss on disposition of assets	34	16	31	14
Depreciation and amortization	4,265	4,832	8,646	7,410
Stock-based compensation	1,361	1,702	2,687	3,216
Transaction expenses	306	62	306	311
Adjusted EBITDA	$14,746	$13,224	$27,507	$21,210

Selected Balance Sheet Data

	As of		As of
	June 30, 2015		December 31, 2014
	(Unaudited)		(Audited)

Cash	$159,678		$142,010
Debt	220,857		221,791

Leverage ratio (a):	4.0	x
Net leverage ratio (b):	1.1	x

(a)   Represents the sum of gross debt and the unamortized balance of original issue discount of $1.9 million as of June 30, 2015, divided by Adjusted EBITDA for the last twelve months.

(b)  Represents the sum of net debt and the unamortized balance of original issue discount of $1.9 million as of June 30, 2015, divided by Adjusted EBITDA for the last twelve months.

The following table presents estimated subscriber information:

	Subscribers (a) (amounts in thousands)
	June 30, 2015	December 31, 2014
U.S. Cable Networks:
WAPA America	5,218	5,115
Cinelatino	4,367	4,297
Pasiones	4,298	4,004
Centroamerica TV	3,921	3,571
Television Dominicana	2,856	2,437
Total	20,660	19,424

Latin America Cable Networks:
Cinelatino	11,103	10,544
Pasiones	9,421	8,702
Total	20,524	19,246

(a)         Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above.

Non-GAAP Reconciliations

Within Hemisphere’s second quarter 2015 press release, Hemisphere makes reference to the non-GAAP financial measure - “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measures provides useful information to investors regarding Hemisphere’s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Conference Call

Hemisphere will conduct a conference call to discuss its first quarter financial results at 10:00AM ET on Wednesday, August 11, 2015. A live broadcast of the conference call will be available online via the company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (855) 631-5368, or from outside the United States at (330) 863-3283, at least five minutes prior to the start time. The conference ID for the call is 97442451.

A replay of the call will be available beginning at approximately 2:00PM Eastern Time August 11 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 97442451.

Forward-Looking Statements

This press release may contain certain statements about Hemisphere that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the heading “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group (NASDAQ:HMTV) is the only publicly-traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico. Hemisphere’s networks consist of:

•                  Cinelatino, the leading Spanish-language movie channel with over 15 million subscribers across the U.S., Latin America and Canada, including 4.4 million subscribers in the U.S. and 11.1 million subscribers in Latin America, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean.

•                  WAPA, Puerto Rico’s leading broadcast television network with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA produces more than 65 hours per week of top-rated news and entertainment programming.

•                  WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA. WAPA America is distributed in the U.S. to over 5 million subscribers.

•                  Pasiones, dedicated to showcasing the most popular telenovelas and drama series, distributed in the U.S. and Latin America. Pasiones has 4.3 million subscribers in the U.S. and 9.4 million subscribers in Latin America.

•                  Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third-largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America. Centroamerica TV is distributed in the U.S. to 3.9 million subscribers.

•                  Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic. Television Dominicana is distributed in the U.S. to over 2.8 million subscribers.

Contacts

Hemisphere Media Group, Inc.

Robin Weinberg/Patrick Scanlan, 212-687-8080